EXHIBIT 99.1

Stuart Smith:

Welcome one, welcome all, to another online business briefing, where we shine a spotlight on some of the smartest and freshest plays here in the market today, as you just heard. I'm your host, Stuart Smith, and we're welcoming back to the show Terra Tech, traded under the ticker symbol TRTC, but there's some big news, so I've gotta get into why we're talking to Terra Tech today. A merger was just announced, so we're not just speaking to Terra Tech. We're actually speaking to OneQor, and we're gonna be speaking with Derek Peterson. He is the CEO of Terra Tech, and we're gonna learn a little bit more about where he's going to be shifting to. But we're also lucky enough to be joined by co-founder and CEO Matt Morgan of OneQor. Now, that's the company Terra Tech is being merged with. We're gonna learn all about this as we dive deeper into this interview, so buckle up. Let's ask the first question for Mr. Derek Peterson. Derek, how're you today?

Derek Peterson:	Hey, Stuart. Thanks for having us on again.

Stuart Smith:	Absolutely. Derek, let's start with you. How and why did the merger with OneQor come about?

Derek Peterson:

Well, it's kind of interesting, and business is serendipitous at times as well, and Matt and I had been competitors in the Nevada marketplace for a long time. We were both the biggest permitees on the first round there, and so kinda got to watch him firsthand in terms of his ability to scale and build a business, and he's an extremely talented operator at the end of the day. And so, he approached me at the beginning of the year, 'cause he wanted some help raising some capital for this project and wanted some introductions to kind of our base of supporters over the last handful of years, and so we started working together as far as that was concerned, and then our independent board members had an interest to chat with them about the potential integration later on in the year, and that's really kinda how everything came together. The cannabis industry has been experiencing a tremendous amount of headwinds, as I think most people understand, over the last couple months or so, and so I think the opportunity lined up perfectly for creating a pivot but still kinda remaining in essence in the core corridor working with the cannabis plant, working with cannabinoids and that type of thing, so, again, really kinda serendipitous in nature, but we've got a long history together as competitors and really had a chance to see him perform and operate and scale and build a company, and I think he's really on the right path to do this with OneQor.

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Stuart Smith:	All right, thanks for that, Derek. Matt, let's now meet you. Welcome to the show, Matt Morgan. Thanks for taking the time to call in, Matt.

Matt Morgan:	Hey, Stuart. Thanks for having me today. I really appreciate it.

Stuart Smith:	Well, as I mentioned earlier, you are the co-founder and the CEO of OneQor. Let's talk a little bit about this business plan and what it looks like going forward, Matt.

Matt Morgan:

Absolutely. So OneQor Pharmaceutical has positioned itself as an over-the-counter pharmaceutical company. We've looked at supply chain. We've partnered with the best in class on each component of the supply chain. We've put together a world-class science team. We've embarked on many studies. We're creating proprietary formulations. We're very close to inking a deal with a global pharmaceutical partner. We're working on some deals with some very high-profile clients that would be household names, as well as some international deals. So we're looking at a global distribution model here. We couldn't be more excited about the future.

Stuart Smith:

Well, it's an exciting time to be talking with both of you. I appreciate both of you being able to call in here today. So, Matt, let's continue with you. You talk about being an OTC pharma company. What exactly does that mean?

Matt Morgan:

Most people actually don't know what an OTC, over-the-counter-pharmaceutical company is, but OTC drugs would be that of Advil, Nyquil, ibuprofen, aspirin, so on and so forth. So it's really the drugs that you would go in that're over the counter or just in the pharmaceutical section of any type of department store.

Stuart Smith:

Well, very good. So I wanna ask both of you this question. Derek, we'll start with you. How do you go from being a cannabis company to an OTC pharma company? And then we'll get your take on this as well, Matt.

Derek Peterson:

I hate to trivialize things like this, Stuart, but business is business, ultimately, and operators are operators, and I certainly have learned what my core strengths are over the past several years. Matt's developed as a businessperson over the last several years, and the reality is it's really about the team you build around you at the end of the day, and I think what you see in Matt's science team and the people that have this tremendous experience bringing drugs to market behind the counter – I think you scaled and built a tremendous organization that has the ability to not only research different cannabinoids and terpenes and profiles and develop APIs, but he's really got a team in place that's done this for the last several decades in terms of navigating the FDA, navigating this marketplace and kind of essentially pairing drugs with people's issues and health problems. And that's really what we're trying to do here with this company is really come up with custom blends based on plant botanicals, primarily cannabinoids today, and build products that're really solving problems for people, not just spit-balling what may work for sleep or what may work for pain, really having quantifiable data to back up the products that're on the shelves.

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Stuart Smith:	All right, thanks for that, Derek. Matt, let me ask you the same question. How do you go from being a cannabis company to an OTC pharma company?

Matt Morgan:

Well, Stuart, I'll start in 2008 when I got heavily involved in the cannabis space, the THC side of the business. I had no idea about cannabis then. I didn't know a lot about pharmaceuticals when I got involved in this, but what I do know how to do, Stuart, is build world-class teams, manage those teams and have everyone work in harmony to achieve an overarching goal and get us all over the line. So I'm very confident with the team that we've built that we will execute on this mission, and we will be a world-class leader in the OTC pharma market.

Stuart Smith:	Well, Matt, what will make this company different from existing OTC pharma companies? What I'm asking is, what's your secret sauce?

Matt Morgan:

What we're doing here, Stuart, is we're taking a lotta different plants and compounds outta plants. We're focusing currently on the hemp plant, because it hasn't been around or been able to be studied for quite some time. So we're now in a new, innovative time, where we're actually allowed to utilize the different compounds in the hemp plant, as well as other plants, to create new, proprietary formulations that are gonna be extremely disruptive to the pharmaceutical market behind the counter, as well as over the counter.

Stuart Smith:	Well, now, I thought drug companies took a long time to bring products to market. Will that be true for OneQor, Derek?

Derek Peterson:

That was the one thing I think really interested the management team and the board of directors over at the Terra Tech side was the fact that this isn't six years, five years of full FDA process to get a drug behind the counter. Their focus is the OTC market, the over-the-counter market, the front of the pharmacy, if you will, the same place all the drugs you use on a repetitive basis for colds or headaches are. And so, that path to get there is a lot shorter, and we're focusing on clinical trials. We're focusing on IND studies. That path to fruition is a lot shorter. The cost associated with that, those types of studies, are a few million, not a few hundred million, and so the path to monetize is a lot quicker with this business model than it is, say, a pure behind-the-counter pharma model. And so, that's really why I think Matt and the team over there are really focused on developing and building products that are easily accessible for patients over the counter.

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Stuart Smith:	Well, Matt, I would like to ask you personally, how do you measure success?

Matt Morgan:

In this instance, Stuart, with OneQor Pharmaceutical, the way I'm measuring success is my science team, their studies, their results, creating proprietary formulations off of those results, disrupting the pharmaceutical market and offering people an alternative to traditional synthetic pharmaceuticals with something else that has more of a natural element to it, where they can improve their quality of life.

Stuart Smith:	Well, Matt, one final question for you, then. Tell me. When do you expect to start seeing revenues?

Matt Morgan:

Great question, Stuart. So we're currently seeing revenues now while simultaneously working on proprietary formulations, to disrupt over-the-counter pharmaceutical market. And in such time as we secure and finalize those proprietary formulations, we're gonna have a real opportunity in 2020 and years beyond to really monetize and capitalize on these proprietary formulations and give a real nice lift to the current shareholder base, as well as new shareholders coming into the project.

Stuart Smith:	Well, I've been fortunate enough to work with Terra Tech for the last seven years, and I know this has had to weigh heavy with you, Derek. What's the impact of the merger on your current shareholders?

Derek Peterson:

Well, the funny thing is all the management is current shareholders, and I think you know this from the past is we've converted all our preferred shares. We're common shareholders just like everybody else at the end of the day, and so for us it was extremely important to develop something that had a creed of shareholder value associated with it. And with the headwinds that the cannabis industry's experienced today with a lotta the broken models, the lack of funding, the price compression that we've seen in the marketplace, there's gonna be a lotta challenges to work out over the next couple years, specifically around regulation and access to capital to really mainstreaming the industry. This corridor is a lot more open at the end of the day for us to build and scale a business. It's not only crossing state lines but has the ability ultimately to go global in nature.

And so, for us we really wanted to create something that had the ability to expand globally, and this corridor has the ability to end up on shelves. I don't care whether it's Latin America, Europe, Asia, the United States. We really have the opportunity to scale this company significantly, and that's where the real long-term value is from our perch for shareholders at the end of the day. We have the ability to work with big box, create products, create things that people can ultimately rely on from a safety and efficacy standpoint, and that's where I think the long-term true value's gonna be unlocked for everybody at the end of the day. And in addition to that, we really ultimately wanna end up on an exchange, and with the THC business, until there's some sweeping federal regulatory change, we're not gonna have the ability to do that.

This company, this trajectory under the Farm Bill, is gonna have the ability to create an opportunity for us to uplift and really professionalize and mainstream the company, have better access to capital through institutions. If you look at what Mike and I did in the press release this morning to get this deal done, we waived all of our change of control bonuses. We contributed back to the company a tremendous amount of our options, 100 percent of our options, if you will, just to get this thing to happen to create a better cap table for our shareholders on a go-forward basis. We wouldn't do that, Stuart, if we didn't believe passionately this had a tremendous amount of upside at the end of the day.

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Stuart Smith:	So, Matt, any closing thoughts or comments for the listeners?

Matt Morgan:

Absolutely. I would just like to take a moment to thank everyone for taking time out of their schedules to hear us out on the interview today, and I couldn't be more excited about this opportunity to come in with the Terra Tech vehicle and run OneQor Pharmaceutical up to be – have a global presence within the pharmaceutical market.

Stuart Smith:	Well, Derek, let me ask you the same question: Any closing thoughts or comments for the listeners and, of course, your shareholders?

Derek Peterson:

We're extremely excited about the future. This industry, this side of the equation, is ramping very fast. I think you're gonna see a tremendous amount of press coming out over the next few months as we add new board members, add new science teams. Matt's taking over as the CEO. I think he's got a real opportunity to scale this thing. I'm staying on as vice chairman, as the press release stated. So I think everybody's gonna fall into the roles, where their core competency is the best, and I think ultimately we're gonna have a real shot at creating a scale of a large-scale pharma-model company focused on the OTC market. Again, the industry really needs this kind of a business model right now, because it's anecdotal at best, and people are really looking for guidance. People are really looking for data. People are really looking for science, and that's what we really want them to find with OneQor.

Stuart Smith:	Well, on behalf of Derek Peterson and Matt Morgan, this is Stuart Smith saying thank you so much for listening.

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